Exhibit 99.1

China Direct Announces 2006 Year End Financial Results

•     2006 Revenues Increase 809% to $14 million

•     Total Assets Under Control Increase to Over $20 Million in 2006

•     China Direct Closes First Two Majority Owned Acquisitions in 2006

Boca Raton, Florida – April 3, 2007 (PR Newswire) – China Direct, Inc. (OTC BB: CHND), a company maintaining active, majority stakes in a diversified portfolio of Chinese companies as well as offering consulting services for both private and publicly traded Chinese entities, announced today the Company’s financial results for the year ended December 31, 2006.

2006 Key Milestones:

1.	August 2006 China Direct Investments merges into China Direct to become publicly traded under the symbol CHND.

2.	China Direct completes a financing in November 2006 for $4.6 million of common stock.

3.

China Direct acquires its first majority stake in a Chinese company, with a 51% majority interest in Shanghai Lang Chemical Company (“Lang Chemical”). Lang Chemical delivers $11.8 million in sales from October 25 to December 31, 2006.

4.	China Direct completes second significant acquisition, acquires a 51% majority stake in Chang Magnesium Company (“Chang Magnesium”).

5.

China Direct forms a wholly owned subsidiary, CDI Shanghai Management (“CDI Shanghai”) in Shanghai employing 8 professionals in China to monitor the operations and financial performance of our Chinese investments.

6.	U.S. operations expand from 5 employed professionals to 10 professionals in an effort to monitor current investments and consulting clients in China.

Financial Highlights:

2006 revenues increased to $14 million as compared to revenues of $1.5 million in 2005, an increase of $12.4 million or 809%. 2006 revenues generated by our consulting division were $2.1 million. 2006 revenues generated by Lang Chemical were $11.8 million from the acquisition date of October 22, 2006. Revenues from Chang Magnesium have not been included in our consolidated income statement, as revenues from the acquisition date, December 22, 2006 were determined immaterial for accounting purposes. On a Pro-forma basis, 2006 revenues for Lang Chemical were $37.1 million, while revenues from Chang Magnesium were $27.7 million.

In 2006 we reported net income of $169,322 as compared to net income of $460,833 for 2005. The decrease in 2006 was primarily attributable to our parent Company’s increased legal, auditing, and accounting fees in association with the reverse merger for the parent company in August 2006 and the acquisitions of Lang Chemical and Chang Magnesium in the fourth quarters of 2006 respectively. China Direct experienced increased salaries, travel expenses, and non-cash option charges for employees, management, and professional advisors in association with the implementation of our business model and expansion of our business and operations in the U.S. and China. Additionally, Lang Chemical experienced an operating loss of $115,990 due to increased reserves required in 2006 due to GAAP accounting rules.

Balance Sheet:

At December 31, 2006, our total assets increased to $20.8 million from $1.0 million at December 31, 2005. Of the total assets, approximately $10.2 million were related to the parent company in the United States, approximately $7.7 million were related to Chang Magnesium, and approximately $2.9 million were related to Lang Chemical. At December 31, 2006, our shareholder equity was $5.9 million, compared to $516,133 for 2005. At December 31, 2006, we held cash and cash equivalents of $3.0 million and working capital of $6.8 million, compared to cash and cash equivalents of $39,983 and working capital of $500,333 at December 31, 2005.

First Quarter 2007 Financial Guidance:

Management wishes to provide public guidance for the first quarter of 2007. It is anticipated that sales will exceed $25 million and net earnings will exceed $1.25 million or approximately $.10 per share for the first quarter of 2007. The company recently provided guidance for our subsidiaries of $100 million in annual sales and $5 million in net profit for the full 2007 year which management believes they are on target to meet or exceed. Management will review the guidance after the first quarter of 2007 is reported to determine if any updated guidance should be given at that time.

Dr. James Wang, CEO of China Direct, commented, “We are very pleased with the initial implementation of our business model in 2006. We have substantially expanded our operations through two acquisitions, a newly formed wholly owned subsidiary, and a private common stock offering, all during the second half of 2006, which has laid a strong foundation for substantial growth going forward. The successful acquisitions of Lang Chemical and Chang Magnesium grew our total assets from $1 million to over $20 million.”

Dr. Wang continued, “Heading into 2007, we have strong momentum. In addition to Chang Magnesium, Lang Chemical and CDI Shanghai Management, we formed three joint ventures during the first quarter of 2007, including CDI Wanda Alternative Energy Company, Jieyang Big Tree Toy Enterprise Company, and CDI Magnesium Company. We expect these three joint ventures to contribute significantly to our growth in 2007 and beyond. CDI Wanda Alternative Energy and CDI Shanghai Management will contribute to our financial performance in the first quarter of 2007 combined with a full quarter of contribution from Lang Chemical and Chang Magnesium. We expect Jieyang Big Tree Toy Enterprise and CDI Magnesium to contribute to our financial performance starting in the second quarter of 2007. We look forward to providing an update to all shareholders on our first shareholder conference call this Thursday, April 5, 2007.”

China Direct Conference Call to discuss the Company’s financial results for the fiscal year ended December 31, 2006.

The conference call will take place at 4:15 p.m. EDT on Thursday, April 5, 2007. Anyone interested in participating should call 1-888-694-4641 if calling within the United States or 1-973-582-2734 if calling internationally approximately 5 to 10 minutes prior to 4:15 p.m. Participants should ask for the China Direct Year End Financial Results conference call. There will be a playback available until April 12, 2007. To listen to the playback, please call 1-877-519-4471 if calling within the United States or 1-973-341-3080 if calling internationally. Please use the pass code 8600907 for replay.

This call is being webcast by ViaVid Broadcasting and can be accessed at China Direct’s website at http://www.cdii.net. The webcast may also be accessed at ViaVid’s website at http://www.viavid.net. The webcast can be accessed through June 30, 2007 on either site. To access the webcast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player, please visit: http://www.microsoft.com/windows/windowsmedia/en/download/default.asp

CHINA DIRECT, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

December 31, 2006

ASSETS
Current Assets:
Cash and cash equivalents	$3,030,345
Notes Receivable	942,117
Investment in trading securities	2,166,603
Investment in trading securities-related party	311,611
Investment in marketable securities held for sale-related party	1,325,400
Accounts receivable, net of allowance for doubtful accounts $110,611	2,770,062
Inventories	5,494,292
Prepaid expenses and others	1,272,246
Total current assets	17,312,676

Property and equipment, net of accumulated depreciation of $97,427	2,753,468
Prepaid expenses	321,548
Cash – restricted	447,713

Total assets	$20,835,405

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Loan payable-short term	$1,536,064
Accounts payable and accrued expenses	4,517,354
Accounts payable-related party	1,546,880
Advances from customers	916,764
Deferred revenues-short term	779,900
Due to executive officers	140,893
Other payable	45,623
Income tax payable	599,699
Deferred income tax	440,861
Total current liabilities	10,524,038

Loan payable-long term	22,793
Deferred revenues-long term	779,900

Minority interest	3,644,350

Stockholders’ Equity:
Preferred Stock: $.0001 par value, 10,000,000 authoirzed, none issued	—
Common Stock; $.0001 par value, 1,000,000,000 authorized, 12,868,433issued and outstanding	1,287
Additional paid-in capital	4,927,343
Deferred compensation	(226,840)
Accumulated comprehensive income	532,379
Retained earnings	630,155

Total stockholders’ equity	5,864,324

Total liabilities and stockholders’ equity	$20,835,405

CHINA DIRECT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

		For the Period
	For the Year Ended	From Inception (January 18, 2005)
	December 31, 2006	December 31, 2005

Revenues	$13,467,337	$689,428
Revenues-related party	517,000	849,000
Total revenues	13,984,337	1,538,428

Cost of revenues	12,515,035	109,522

Gross profit	1,469,302	1,428,906

Operating expenses:
Selling, general, and administrative-related party	28,398	141,188
Selling, general and administrative	1,900,111	557,283

Total operating expenses	1,928,509	698,471

Operating (loss) income	(459,207)	730,435

Other income (expense):
Other income	44,336	—
Interest expense	(6,624)	—
Unrealized gain on trading securities	600,339	28,650
Realized gain on sale of trading securities	166,944	6,176

Net income before income taxes	345,788	765,261

Income taxes expense	(176,466)	(304,428)

Net income	169,322	460,833

Foreign currency translation gain	137,443	—

Unrealized gain on marketable securities held
for sale, net of income taxes	349,636	45,300

Comprehensive income	$656,401	$506,133

Basic earnings per common share	$0.02	$0.05

Diluted earnings per common share	$0.01	$0.04

Basic weighted average common shares outstanding	10,572,745	10,000,000

Diluted weighted average common shares outstanding	13,849,556	10,874,521

CHINA DIRECT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

		For the Period
	For the Year Ended	From Inception (January 18, 2005)
	December 31, 2006	December 31, 2005

Cash flows from operating activities:
Net income	$169,322	$460,833
Adjustments to reconcile net income to net cash used in operating activities
Depreciation	3,634	1,207
Stock based compensation	180,336	—
Realized gain on assign of warrants	(42,090)	(6,176)
Unrealized gain on investment in trading securities	(600,339)	(28,650)
Fair value of shares issued to founders	—	10,000
Fair value of shares received for services	(2,394,900)	(1,151,750)
Fair value of warrants received for services	(1,045,313)	(33,428)
Fair value of warrants assigned for services	115,080	—
Fair value of investments assigned to employees and
consultants for services	1,436,600	292,600
		—
Changes in operating assets and liabilities:
Prepaid expenses	(143,420)	—
Inventory	(79,703)	—
Accounts receivables	(378,617)	—
Accounts payable and accrued expenses	55,246	33,529
Advance from customers	(57,337)	—
Other payable	45,623	—
Deferred revenues	1,559,800	—
Deferred income tax	399,816	11,345
Income tax payable	(61,286)	293,083

Net cash used in operating activities	(837,548)	(117,407)

Cash flows provided by investing activities:
Cash paid in acquisition	(1,543,761)	—
Increase in notes receivable	(942,117)	—
Proceeds from the sale of trading securities	298,903	114,604
Purchases of property and equipment	(5,288)	(17,007)

Net cash provided by (used in) investing activities	(2,192,263)	97,597

Cash flows from financing activities:
Proceeds from loans payable	1,423,816	—
Proceeds from advances from executive officers	6,100	134,793
Capital contributed by officers	259,061	—
Proceeds from exercises of warrants/options	30,000	(75,000)
Proceeds from sale of common stock	4,222,393	—

Net cash provided by financing activities	5,941,370	59,793

EFFECT OF EXCHANGE RATE ON CASH	78,803	—

Net increase in cash	2,990,362	39,983

Cash, beginning of period	39,983	—
Cash, end of year	$3,030,345	$39,983
Cash paid for taxes	$65,380	$—
Cash paid for interest	$23,530	$—

About China Direct, Inc.

China Direct, Inc. (OTC BB: CHND) maintains active, majority stakes in a diversified portfolio of Chinese companies as well as offering consulting services for both private and publicly traded Chinese entities. Our mission is to create a platform to empower medium sized Chinese entities to effectively compete in the global economy. As your direct link to China, our Company serves as a vehicle to allow investors to directly participate in the rapid growth of Chinese economy in a diversified and balanced way. China Direct acquires a controlling interest in Chinese entities, providing support to develop and nurture these entities as they seek to emerge into global enterprises. Our platform will allow medium sized Chinese entities to successfully expand their business globally. For more information about China Direct, please visit http://www.cdii.net.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations or beliefs, including, but not limited to, statements concerning the Company’s operations, financial performance and, condition. For this purpose, statements that are not statements of historical fact may be deemed to be forward-looking statements. The Company cautions that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, but not limited to, the impact of competitive products, pricing and new technology; changes in consumer preferences and tastes; and effectiveness of marketing; changes in laws and regulations; fluctuations in costs of production, and other factors as those discussed in the Company’s reports filed with the Securities and Exchange Commission from time to time. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

Contact:

Investor Relations,

HC International, Inc.

Alan Sheinwald, Partner

Tel: (914) 669-0222

Email: Alan.Sheinwald@HCinternational.net

Company,

China Direct, Inc.

Richard Galterio, Executive Vice President

Tel: (561)989-9171

Email: Richard@cdii.net